EXHIBIT 4.11

                            INDEMNIFICATION AGREEMENT
                            -------------------------

          THIS INDEMNIFICATION AGREEMENT (this "Agreement") entered into as of this 3rd day of May, 2002 by and among The Ashton Technology Group, Inc., a Delaware corporation, its Subsidiaries, and its past and present officers, directors, and employees (collectively, the "Company") and OptiMark US Equities, Inc. (f/k/a OptiMark Technologies, Inc.) , a Delaware corporation ("Equities"). Unless otherwise stated in this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Securities Purchase Agreement dated as of the 4th day of February, 2002 (the "Securities Purchase Agreement"), by and between the Company and OptiMark Innovations Inc. ("Innovations").

                                 R E C I T A L S

          WHEREAS, Equities is a defendant in that certain litigation captioned Finova Capital Corporation v. OptiMark Technologies, Inc. (now known as Equities), OptiMark, Inc. and OptiMark Holdings, Inc., Docket No.:
HUD-L-3884-01, Superior Court of New Jersey - Hudson County (the "Litigation");

          WHEREAS, Equities and OptiMark, Inc. are wholly-owned subsidiaries of OptiMark Holdings, Inc. and Innovations is a majority-owned subsidiary of OptiMark, Inc.;

          WHEREAS, the plaintiff in the Litigation, Finova Capital Corporation ("Finova") has alleged that Equities effected fraudulent conveyances of certain assets to OptiMark Holdings, Inc.;

          WHEREAS, Finova has alleged that OptiMark Holdings, Inc. effected fraudulent conveyances of certain assets to OptiMark, Inc.;

          WHEREAS, Finova has made a motion to add Innovations as a defendant in the Litigation upon a theory that OptiMark, Inc. effected fraudulent conveyances of certain assets to Innovations, which motion is pending;

          WHEREAS, Innovations has not been added as a defendant in the Litigation as of the date hereof;

          WHEREAS, the Company anticipates that Finova may make a motion to attempt to add the Company as an additional defendant in the Litigation to assert one or more claims relating to the transfer by Innovations of certain assets to the Company (the "Fraudulent Conveyance Claim");


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          NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

     1. INDEMNIFICATION BY EQUITIES. In the event Finova adds the Company as a defendant in the Litigation, then Equities agrees to indemnify the Company from and against the entirety of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, including indirect, consequential and punitive damages (collectively "Adverse Consequences"), the Company may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by any Fraudulent Conveyance Claims. For the purposes of clarity, under no circumstances shall the Company be indemnified against any Adverse Consequences other than the Fraudulent Conveyance Claim brought by Finova against the Company.

     2. INDEMNIFICATION PROCEDURES.

        a. If Finova shall notify the Company with respect to any matter which may give rise to a claim for indemnification ("Finova's Claim") against Equities under Paragraph 1, then the Company shall promptly notify Equities thereof in writing; provided, however, that delay on the part of the Company in notifying Equities shall not relieve Equities from any obligation hereunder unless (and then solely to the extent) Equities is prejudiced as a result of such delay.

        b. Equities will have the right to defend the Company against Finova's Claim with counsel of its choice reasonably satisfactory to the Company so long as Equities conducts the defense of Finova's Claim actively and diligently.

        c. So long as Equities is conducting the defense of Finova's Claim in accordance with Paragraph 2(b) above, (A) the Company may retain separate co-counsel at its sole cost and expense and participate in the defense of Finova's Claim, (B) the Company will not consent to the entry of any judgment or enter into any settlement with respect to Finova's Claim without the prior written consent of Equities, and (C) Equities will not consent to the entry of any judgment or enter into any settlement with respect to Finova's Claim, unless such settlement includes an unconditional release of the Company, without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     3. OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have with respect to the transactions contemplated by this Agreement and any rights any party may have under any other agreement.

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     4. SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Paragraph 4, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     5. NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or facsimile, with receipt verified, or registered or certified mail, return receipt requested, addressed as follows:

        (i)   If to the Company:

              11 Penn Center
              1835 Market Street, Suite 420
              Philadelphia, PA  19103
              Attention:  William Uchimoto, Esq.
              Telephone:  (215) 789-3305
              Facsimile:  (215) 789-3397

              with copies to:

              Christopher S. Auguste, Esq.
              Jenkens & Gilchrist Parker Chapin LLP
              The Chrysler Building
              405 Lexington Avenue
              New York, NY  10174
              Telephone:  (212) 704-6000
              Facsimile:  (212) 704-6288

        (ii)  If to OptiMark US Equities, Inc.:

              10 Exchange Place
              24th Floor
              Jersey City, NJ  07302
              Attention:  Secretary
              Telephone:  (201) 536-7000
              Facsimile:  (201) 946-0742

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              with a copy to:

              Cummings & Lockwood
              Four Stamford Plaza
              107 Elm Street
              P.O. Box 120
              Stamford, CT  06904-0120
              Attention:  Evan S. Seideman, Esq.
              Telephone:  (203) 351-4277
              Facsimile:  (203) 708-3808


or to such other address as any party may designate by written notice in the aforesaid manner.

     6. ASSIGNABILITY; BENEFIT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns. This Agreement shall not be assignable by any of the parties except with the prior written consent of all of the other parties hereto, and any purported assignment without such consent shall be void.

     7. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

     8. WAIVER. Any failure of a party to comply with an obligation, covenant, agreement or condition herein may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of any other failure.

     9. AMENDMENT. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company, or its successors or permitted assigns, and Equities.

     10. REMEDIES CUMULATIVE. All remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein and every remedy given herein or available by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.


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     11. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     13. BANKRUPTCY. This Agreement shall become null, void, and unenforceable in the event that (1) Company has dissolved or liquidated or taken an equivalent action, (2) an involuntary petition shall have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against the Company or any of its subsidiaries, (3) a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official have been appointed to take possession, custody, or control of the property of the Company or any of its subsidiaries, (4) the Company or any of its subsidiaries have admitted in writing its inability to pay any of its debts as they mature, or have filed any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law or laws for the relief of, or relating to, debtors, (5) the Company or any of its subsidiaries have made a general assignment for the benefit of creditors or entered into an agreement of composition with its creditors, or (6) the Company or any of its subsidiaries ceases to operate a guaranteed price and fill VWAP service or system.

                            [signature page follows]


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                            THE ASHTON TECHNOLOGY GROUP, INC.


                                            By: /s/ William W. Uchimoto
                                               ---------------------------------
                                                 Name:  William W. Uchimoto
                                                 Title: EVP & General Counsel


                                            OPTIMARK US EQUITIES, INC.


                                            By: /s/ Robert J. Warshaw
                                               ---------------------------------
                                                 Name: Robert J. Warshaw
                                                 Title: President



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